Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Unity Wireless Corporation

We consent to the incorporation by reference in the registration statements (No. 333-123623) on Form S-8 of Unity Wireless Corporation of our report dated March 17, 2006 with respect to the consolidated balance sheets of Unity Wireless Corporation as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2005, which report appears in the December 31, 2005, annual report on Form 10-KSB of Unity Wireless Corporation.

KPMG LLP (signed)

Chartered Accountants

Vancouver, Canada

March 30, 2006